September 14, 2019

Mike Christenson

Dear Mike:

We are very pleased to offer you a position with New Relic, Inc. ("Company") on the following terms. Please let us know if you have any questions at all about this offer. When ready to execute, please sign in the places indicated. This offer is contingent on successful completion of your references, a credit check, and a criminal background check.

        1. Position. Your employment shall be with Company in the position of President and Chief Operating Officer reporting to Lew Cirne. You shall devote your full time, ability, attention, energy and skills solely and exclusively to performing all duties as assigned and delegated to you by Company.

        2. Start Date. If you accept this offer, your employment with Company shall begin on October 1, 2019, or other such date as is mutually agreed.

        3. Compensation. In consideration for your services to Company, you will receive compensation of $16,666.67 twice a month (equivalent to an annual salary of $400,000), subject to applicable state and federal withholdings and deductions. In addition, you will be eligible for an annual performance bonus, paid quarterly and targeted at 100% of your annual base salary per year, based on individual, group and/or corporate goals to be determined during the first month of your employment. The Board of Directors will determine, in its sole discretion, whether and to what extent any applicable objectives are met, and you must be employed on the last day of any given quarter in order to earn a bonus for that quarter. Your position is classified as exempt from overtime and your salary compensates you for all hours of work.

        4. Additional Benefits.

a.Equity. In connection with your commencement of employment, we will recommend that the Company’s Board of Directors (or its delegate) grant you equity awards with a value of $10,000,000 pursuant to the terms of the Company’s 2014 Equity Incentive Plan. If approved, 50% of this value will be awarded in the form of Restricted Stock Units (“RSUs”), with the remaining value awarded in the form of Stock Options to purchase shares of our common stock.  The number of RSUs will be determined using the average closing price of the Company’s common stock as quoted on the New York Stock Exchange (the “NYSE”) for the 30-day calendar period immediately preceding the grant date. The exercise price of your Stock Options will be the closing price of the Company’s common stock on the date of grant, with the number of shares of stock subject to your Stock Options determined based on the dollar amount divided by the average closing price of the Company’s common stock as quoted on the NYSE for the 30-day calendar period immediately preceding the grant date divided by the value obtained using the assumptions used by the Company in its financial statements.

Your awards will vest, subject to your continued employment with the Company through each vesting date, as follows:

•For RSUs, 25% of the units will vest on the first anniversary of the RSU Vesting Commencement Date, with 1/16th of the units vesting quarterly thereafter.  Your RSU Vesting Commencement Date will be the first February 15, May 15, August 15 or November 15 on or after the date your RSUs are approved for grant.

•For your Stock Options, 25% of the shares subject to the Stock Options will vest on the first anniversary of your employment commencement date, with 1/48th of the total number of shares vesting monthly thereafter.
Schwab will notify you via email when your awards have been posted to your account. Once received, please be sure to follow the link and instructions included therein so you can read and accept your grant agreements in the Schwab system.

In addition, you will be eligible for a compensation review at the same time as other senior executives at New Relic, beginning with the cycle entering fiscal 2021. As part of this process, you will be eligible for annual equity awards consistent with the normal grant process for other senior executives, with a target equity award opportunity of not less than $3,500,000 for your first eligible compensation review cycle after your commencement of employment, subject to the approval of the Company’s Board of Directors or an authorized committee thereof. Such awards shall be in a similar manner and type to the awards granted to peer senior executives at such time.

b.Severance. You will be eligible for severance benefits under the terms of the attached Change in Control and Severance Agreement as a “Tier 2” participant, which you should sign and return with this Agreement.

c.Insurance. The Company’s benefits package includes health, dental, vision and life insurance. Additional details of insurance benefits shall be provided separately. Your insurance benefits start on the first day of employment.

d.401(k) Plan. You will be eligible to participate in the Company sponsored 401(k) investment plan immediately upon starting employment.

e.Holidays and Time Off. Company paid holidays are: New Year’s Day, Martin Luther King Jr. Day, Presidents’ Day, Memorial Day, 4th of July, Labor Day, Thanksgiving, the Friday after Thanksgiving, and Christmas Day, plus two (2) annual floating holidays determined by Company. You will be eligible for Flex Time Off, which means that you will not accrue paid time off. Instead, you may take a reasonable amount of time off with pay, as permitted by your duties and responsibilities, and as approved in advance by your manager.

f.Business Expenses. You shall be entitled to reimbursement by Company for such customary, ordinary and necessary business expenses as are incurred by you in the performance of your duties and consistent with the policies of the Company.

        5. Proprietary Information and Inventions. The Company conditions this offer upon you signing and returning with this letter the Proprietary Information and Inventions Agreement attached as Exhibit A.

        6. At-Will Employment. Your employment with Company will be at-will. This means that either you or Company may terminate the employment relationship at any time, without advance notice, and for any reason or for no reason at all. Also, Company retains its discretion to make all other decisions concerning your employment (e.g. demotions, transfers, job responsibilities, compensation or any other managerial decisions) with or without good cause. This "at-will" employment relationship can only be modified in writing by the CEO of Company. This paragraph 6 contains the entire agreement between you and Company regarding the right and ability of either you or Company to terminate your employment with Company.

7. Representation and Warranty. You represent and warrant to us that the performance of your duties for the Company will not violate any agreement with or trade secrets of any other person or entity and that your duties for the Company, unless we are notified in writing in advance, will not be limited or restricted by any other agreements or understandings between you and other persons or companies. You specifically agree to ensure that you do not use or infringe on the confidentiality or intellectual property rights of any previous employer. You agree to indemnify the Company against a breach of the representations and warranties in paragraph 7.

8.  Post-Offer Conditions. In accordance with law, the Company conditions this offer upon your providing appropriate documentation within three (3) business days of your hire date demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact the People Operations Department.

Also, as stated above, the Company conditions this offer upon acceptable reference checks, a credit check, and successfully passing a criminal background check.

9.  Arbitration. The Company conditions this offer upon you signing and returning with this letter the enclosed Arbitration Agreement.

This offer, once accepted, constitutes the complete and exclusive agreement between you and Company with respect to the subject matter hereof and supersedes and replaces any and all prior agreements or representations relating to such subject.

In order to accept this offer, you must sign this letter and the other documents enclosed for your signature. This offer, if not accepted, will expire on September 16, 2019.

By so signing, you acknowledge that you have received no inducements or representations other than those set forth in this letter that caused you to accept this offer of employment.

We look forward to your favorable reply, and to a productive and enjoyable working relationship.

Very truly yours,

/s/ Mark Sachleben

Mark Sachleben
CFO

Offer Accepted:

/s/ Mike Christenson
Mike Christenson

September 15, 2019
Date

EXHIBIT A – New Relic, Inc.
EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT
In consideration of my employment or continued employment with New Relic, Inc. (“Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.Nondisclosure
1.1Recognition of Company’s Rights; Nondisclosure. I agree that at all times in perpetuity, both during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, copy, summarize, remove from the premises of the Company, lecture upon or publish any of the Company’s Proprietary Information (defined below), except (a) as required in connection with my work for the Company, and (b) after termination of my employment, only if an officer of the Company expressly authorizes such in writing. I agree to take all reasonable measures to protect the Proprietary Information of the Company from falling into the public domain or the possession of persons other than those persons authorized to have any such Proprietary Information. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.
1.2Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) lists of names or classes of customers or personnel. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.
1.3Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
1.4 No Improper Use of Information of Prior Employers and Others. During my employment with the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.
2. Assignment of Inventions.
2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret,

patent, copyright, mask work and other intellectual property rights throughout the world.
             2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit C (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit C but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit C for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.
               2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit B (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.
2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months thereafter, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after the end of my employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.
2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.
2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.
In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.
4. Non-Competition & Non-Solicitation. I agree that during the period of my employment with the Company I will not, without the Company’s written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment with the Company. I agree further that for the period of my employment with the Company and for one (l) year thereafter, I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity. In addition, I agree that I will not at any time after my employment with the Company use Company trade secrets to either solicit business from, or enter into a business relationship or transaction with, any person or entity that has or has had a business relationship with the Company (including, but not limited to, customers) or disrupt, or attempt to disrupt, any relationship, contractual or otherwise, between Company and any such person or entity.
5. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment with the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
6. Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement to confirm my understanding and compliance with my obligations under this agreement.
7. Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
8. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.
9. Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. General Provisions.
10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Francisco County, California, for any lawsuit filed there against me by Company arising from or related to this Agreement.
10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
10.5 At-Will Employment. I agree that my employment relationship with the Company is one of employment at will. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment with the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time without advance notice, with or without cause.
10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this

Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
10.7 Advice of Counsel. I acknowledge that, in executing this Agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this Agreement. This agreement shall not be construed against any party by reason of the drafting or preparation hereof.
10.8 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
        This Agreement shall be effective as of the first day of my employment with the Company, namely: October 1, 2019.
        I have read this Agreement carefully and understand its terms. I have completely filled out Exhibit B and C to this Agreement.

Dated: September 15, 2019
/s/ Mike Christenson
Mike Christenson

Accepted and Agreed To: New Relic, Inc.
By: /s/ Mark Sachleben
Title: CFO

188 Spear Street, Suite 1200
San Francisco, California 94105
Dated: September 15, 2019

Exhibit B
LIMITED EXCLUSION NOTIFICATION
This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:
1.Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or
2.Result from any work performed by you for the Company.
To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.
I acknowledge receipt of a copy of this notification.
        By: /s/ Mike Christenson
         Mike Christenson
        Date: September 15, 2019

On Behalf of New Relic, Inc.:
/s/ Mark Sachleben

Mark Sachleben
(Printed Name of Representative)

Exhibit C

TO:  New Relic, Inc.
FROM:  Mike Christenson
SIGNED: /s/ Mike Christenson
DATE:  September 15, 2019
SUBJECT: Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment with New Relic, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

        X No inventions or improvements.
        ☐ See below:

☐ Additional sheets attached.
2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):
        Invention or Improvement Party(ies)  Relationship
1. None
2.
3.
☐ Additional sheets attached.

Inventions Approved by:
/s Mark Sachleben
Mark Sachleben, CFO
(Printed Name of Representative)